Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 of VirnetX Holding Corporation (the "Company") and to the incorporation by reference therein of our reports dated March 16, 2018, relating to the consolidated financial statements of the Company, and the effectiveness of the Company's internal control over financial reporting, appearing in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Farber Hass Hurley LLP

Chatsworth, California
July 30, 2018